EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of NetApp, Inc. and subsidiaries (the “Company”) and the effectiveness of NetApp, Inc.’s internal control over financial reporting dated June 17, 2014, appearing in the Annual Report on Form 10-K of the Company for the year ended April 25, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
November 25, 2014